Exhibit 99.1

Tattooed Chef Intends to file for Voluntary Chapter 11 Bankruptcy Protection and Pursue a Sale of Assets Under Section 363 of the U.S. Bankruptcy Code

PARAMOUNT, Calif., – June 30, 2023 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, announced today that it intends to file for protection under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California (“Bankruptcy Court”) and intends to pursue a sale of substantially all of its assets under Section 363 of the Bankruptcy Code.

In accordance with the sale process under Section 363 of the Bankruptcy Code, the Company will market its assets and solicit competing bids from interested parties. The bidding process is designed to achieve the highest and best price for the Company’s assets. The Company will manage the bidding process and evaluate any bids received, in consultation with its advisors and as overseen by the Bankruptcy Court. The Company seeks to complete an expedited sale process, with any sales subject to review by creditors and approval by the Bankruptcy Court.

The Company has retained SC&H Capital, an affiliate of SC&H Group, Inc, as its investment bank to manage the sale process and seek qualified bidders for its assets.

The Company expects to continue operations during the Chapter 11 process, including, but not limited to, paying employees and continuing existing benefits programs, meeting commitments to customers and fulfilling go-forward obligations, including key vendor payments.

To help fund its operations during this process, the Company is finalizing the terms of debtor in possession financing to be provided by its existing secured lender.

“I remain ever grateful to our colleagues at Tattooed Chef who helped to shape this remarkable journey and help to introduce plant-based foods and healthy eating to consumers across the country,” said Sam Galletti, Chairman and CEO. “Despite their commitment to our mission and our best efforts to maintain the operations of Tattooed Chef, our business has continued to be impacted by a challenging financing environment and an inability to raise additional capital. These factors, among others, in the view of the management team and Board of Directors necessitated the Chapter 11 filing.”

Prior to the Chapter 11 filing, the Company’s management team and Board of Directors evaluated a wide range of funding possibilities and made considerable efforts to maximize value for all stakeholders. As previously disclosed, the Company received unsecured loans from its Chairman and CEO totaling $12 million and implemented a plan to significantly reduce operating expenses to achieve profitability. The Company has provided notice of intended layoffs to its employees in California and New Mexico.

Mr. Galletti continued, “We have created a strong brand, a portfolio of frozen plant-based food, a vertically integrated operating infrastructure supported by approximately 400,000 square feet of manufacturing capacity, and extensive branded and private label manufacturing capabilities. The actions we are announcing today are designed to promote a fast, efficient, and value-maximizing sale, which will allow us to provide clarity on the future of the Company for all our stakeholders.”

The Company is represented in this matter by Levene, Neale, Bender, Yoo, and Golubchik L.L.P.

The Company has appointed Edward Bidanset as the Chief Restructuring Officer.

About Tattooed Chef
Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, wood-fired plant-based pizzas, handheld burritos, quesadillas, and Mexican entrees, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com. Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.

Forward Looking Statements
This notice contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995). These statements may discuss goals, intentions and expectations as to future plans or events, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be accompanied by words such as “intends”, “target,” “focus,” “will” “expect,” “anticipate,” “opportunity,” “expand,” “potential” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. We caution readers not to place undue reliance upon any forward-looking statements.

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